[LOGO] Progress Energy

Regulatory Affairs Section / CPB 174A
P.O. Box 1551
Raleigh, NC 27602-1551

                                                                    Exhibit A-4


                                                                January 5, 2001

Board of Directors
Eastern North Carolina Natural Gas Company
411 Fayetteville Street Mall
Raleigh, North Carolina, 27602

Ladies and Gentlemen:

      The undersigned hereby offers to subscribe for (i) 500 shares of the Common Stock of Eastern North Carolina Natural Gas Company (the "Corporation"), and agrees to pay therefor $1.00 per share in cash, for a total of $500.00, and
(ii) 500 shares of the Corporation's Series A Preferred Stock, and agrees to pay therefor $44,200.00 per share in cash, for a total of $22,100,000.00.

      The undersigned represents that the shares of common stock being issued by the Corporation will be held for investment and not for the purpose of distribution or resale. The undersigned agrees that any certificate representing the shares of common stock may bear the following legend:

                        The securities represented by this certificate have not
               been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. The shares may not be offered, sold, pledged or otherwise transferred unless they are registered under the Act and applicable state law or unless an exemption from registration is available.

                                           Very truly yours,

                                           PROGRESS ENERGY, INC.


                                           By:
                                              ------------------------------
                                              Title: